Exhibit 3(a)(i)


                          CERTIFICATE OF INCORPORATION

                                       OF

                       CHASE PREFERRED CAPITAL CORPORATION

                                      *****

      1. The name of the corporation is:

         Chase Preferred Capital Corporation

      2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

      3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

      4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) and the par value of each of such shares be One Dollar ($1.00) amounting in the aggregate to One Thousand Dollars ($1,000.00).

      5. The name and mailing address of the incorporator is:

         Robert C. Carroll
         Chemical Bank
         270 Park Avenue, 35th Floor
         New York, New York  10017

      6. The Board of Directors is authorized to make, alter or repeal the By-Laws of the corporation. Election of directors need not be by written ballot.

      7. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

      THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 28th day of June, 1996.



                                    /s/ ROBERT C. CARROLL
                                   --------------------------------
                                   Robert C. Carroll
                                   270 Park Avenue
                                   New York, New York 10017